QCI Asset Management, Inc.
Code of Ethics

Code of Ethics

Effective – January 1, 2018

Code of Ethics

A.	General Statement of Principals
QCI Asset Management, Inc. (QCI) has an overarching fiduciary duty to its clients and all the firm personnel have an obligation to uphold that fundamental duty.  This is vital to the firm’s reputation, which was built upon the principals of honesty, integrity, and professionalism.

B.	Duty to Clients
It is expected that all supervised and access persons conduct business with the highest level of ethical standards, keeping in mind at all times QCI’s fiduciary duties to its clients.  QCI has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interest of its clients first, and to refrain from having outside interests that conflict with the interests of its clients.  QCI is committed to avoid any circumstances that might adversely affect, or appear to affect, its duty of complete loyalty to its clients.

C.	Persons Covered by the Code
All supervised and access personnel are covered and expected to abide by the Code of Ethics.
Supervised Persons include:
Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar function);
Employees of the adviser, Temporary Employees (interns); and
Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.
Access Persons include any supervised person:
Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage;
or
Who is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic.

(See exhibit 1 for “Access Person List”)

D.	Acknowledgement
Within 10 days of their initial hire date each supervised person is required to sign a written acknowledgement of their receipt and understanding of QCI’s current Code of Ethics (Code) and any amendments thereto and agree to abide by them.  This form will be included along with the Code of Ethics as part of the new hire “on boarding” paperwork. All supervised persons are also required to sign an annual acknowledgement confirming the same. This form will be distributed for signature the last month of each year during our annual employee meeting. During that meeting any changes/updates to the Code of Ethics will be reviewed. A copy of such attestations will be kept on file.  Furthermore, the CCO will be responsible for maintaining and enforcing the Company’s Code, recording any violation of the Code and any actions taken as a result of any violation.

(See exhibits 2 and 3 for “Acknowledgment and agreement to abide by initial new hire” and “Annual Attestation”)

E.	Standards of Business Conduct
1.	Compliance with Laws and Regulations. Supervised persons must comply with applicable federal securities laws.
a.	As part of this requirement, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:
i.	To defraud such client in any manner;
ii.	To mislead such client, including by making a statement that omits material facts;
iii.	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
iv.	To engage in any manipulative practice with respect to such client; or
v.	To engage in any manipulative practice with respect to securities, including price manipulation.
b.	Regulation S-P. Supervised persons must comply with the Company’s privacy policy, contained in section VI of the Compliance Manual.

2.	Confidentiality – Privacy of Client Information. Information concerning the identity of security holdings and financial circumstances of clients is confidential.
a.
Firm Duties.  QCI must keep all information about clients in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

b.
Supervised Persons’ Duties.  Supervised persons are prohibited from disclosing to persons outside the firm any material nonpublic information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes.

c.	Regulation S-P. Supervised persons must comply with the Company’s privacy policy, contained in section VI of the Compliance Manual.
3.
Conflicts of Interest.  As a fiduciary, QCI has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

a.
Conflicts Among Clients Interests.  Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons).  QCI prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

b.
Personal Securities Transactions.  QCI prohibits supervised persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly, or indirectly, as a result of such transactions, including by purchasing or selling such securities. This also applies to Initial Public Offerings (IPOs). Refer to the QCI Compliance Manual for the Company policy regarding Personal Securities Transactions.  All supervised persons must strictly comply with these policies regarding personal securities transactions.

c.	Gifts, Donations and Entertainment. Regarding gifts, donations and entertainment:
i.
General Statement. A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients.  The overriding principle is that supervised persons should not accept inappropriate gifts, favors, donations, entertainment, special accommodations, or other things of significant material value that could influence their decision-making or make them feel beholden to a person or firm.  Similarly, supervised persons should not offer gifts, donations, favors, entertainment or other things of significant value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

ii.
Gifts/ Donations.  No supervised person may make or accept excessive gifts/donations to or from a client, prospective client, or any entity that does business with or on behalf of the adviser without preclearance.

iii.
Entertainment.  No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser without preclearance.

iv.
Duty to Inform and Pre-Clearance. All supervised persons are required to notify the Chief Compliance Officer (CCO) of any gifts or donations received or offered that could be considered extravagant, excessive, or out of the ordinary. A form must be completed by all supervised persons in order to request pre-clearance of receipt of a gift in excess of the de minimis amount of $250. This Form must be submitted to the Chief Compliance Officer. No supervised persons may provide a gift or donation over $1,000.00 until they receive approval from the Chief Compliance Officer. If approved, the approval is good only for the specific occurrence that it was approved for. Each subsequent request must be submitted separately and approved by the Chief Compliance Officer.

(See exhibit 4 for “Pre-Clearance of Gifts/Charitable Donations”)

v.
Gifts from vendors. QCI Asset Management does business with many vendors and it is common for the company to recieve gifts from these vendors, though mostly during the holiday season. Most of these gifts tend to be food items, and of relatively insignificant monetary value. Nevertheless, to avoid the appearance of or potential for a conflict of interest, when the company receives a gift from a vendor, the gift is recorded on a vendor gift log and the gift is then given to charity.

vi.
Gifts, Donation and Entertainment Log. A gifts and entertainment log of all gifts and entertainment provided and received for every supervised person must be maintained. This log will be maintained by the Corporate Controller of QCI Asset Management, Inc.

d.
Political Contributions. Covered persons as well as their spouses and household members may not make, directly or indirectly, political contributions above $500 in aggregate to any one official, per election, where they were entitled to vote at the time of the contribution, or above $250 in aggregate to officials for whom the covered person was not entitled to vote at the time of the contribution, per election.

Covered Persons must obtain written pre-approval from the Chief Compliance Officer prior to making any political contributions over the exemption limits outlined above.
(See exhibit 5 for “Political Contribution Pre-Approval Form”)
e.	Certification. All covered persons are required to sign an annual certification confirming compliance with the firm’s policies regarding conflicts of interest in this code of ethics.
(See exhibit 10 in the Compliance Manual for Personal Securities Transactions and Annual Disclosure)

4.
Insider Trading.  Supervised persons are prohibited from trading, either personally or on behalf of others, while in possession of material, non-public information.  Supervised persons are also prohibited from communicating material, non-public information to others.  Refer to the compliance manual for QCI’s policies and procedures governing insider trading. All supervised persons must strictly comply with these policies regarding Insider Trading. Upon initial hire, all employees sign an acknowledgement attesting that they understand and agree to abide by the company’s policy on Insider Trading.

(See exhibit 13 in the Compliance Manual “Agreement to abide by the Insider Trading Policy”)
5.	Outside Activities.
a.
Service on a Board of Directors of Public Companies.  Supervised persons are prohibited from serving as directors of public companies.  Exemptions will be made only if it is determined to be in the best interests of QCI and its clients. All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person’s work commitment to QCI.

(See exhibit 6 for “Pre-Clearance of Outside Business Actives”)

b.
Service on a Board of Directors of Private Companies or Not-for-Profit organizations.  Supervised persons who serve on the board of one of these organizations are required to resign from the board or abstain from the decision-making process in the event that QCI is being considered for an investment management assignment by the organization or being reviewed as an incumbent on an existing engagement with the organization.

c.
Disclosure.  Regardless of whether an activity is specifically addressed in this Code, supervised persons should disclose any personal interest that might present a conflict of interest or harm the reputation of the company.

6.
Marketing and Promotional Activities.  Supervised persons are reminded that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way. This also includes all electronic communications and Social Media.

F.	Administration and Enforcement of the Code.
1.	Responsibility. The Chief Compliance Officer is responsible for maintaining and enforcing QCI’s Code, recording any violation of the Code and any actions taken as a result of any violation.
2.	Reporting Violations. All supervised persons are required to report violations of QCI’s Code promptly to the Chief Compliance Officer.
3.	Retaliation. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.
4.
Sanctions.  Any violation of the Code may result in any disciplinary action that the Chief Compliance Officer deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment.  In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

G.	Updating the Code of Ethics

1.
Frequency.  The Code of Ethics will be reviewed at least once a year as part of the Company’s Annual Compliance Review. At that time, the Code will be updated to reflect any changes to the company’s business or changes to rules or regulations that have occurred that affect the company. The Code will also be updated periodically whenever we receive update notifications from our compliance advisor of required changes or other circumstances occur that require updating.

H.	Code of Ethics: Distribution to Covered Persons, Training and Written Acknowledgements

1.
Distribution to Covered Persons.  The Code of Ethics will be distributed (in paper or electronic form) to all covered persons within 10 days of new hire, and again at least once a year during the Annual Employee Meeting.

2.	Training. At the time of each distribution, the Code of Ethics will be reviewed (including all changes that have occurred from the prior update) with covered persons.

3.
Acknowledgement.  After each distribution and training, all covered persons will be given, and required to sign, an attestation that they have been provided an updated copy of the Code of Ethics along with all the changes that have been made from the prior update, and that they understand and agree to abide by the Code.

(See exhibit 3 of “Acknowledge and agreement to abide by Annual Attestation”)

QCI Asset Management, Inc.
Code of Ethics
Exhibits

QCI Asset Management, Inc.
List of Access Persons

The following people are all the Access Persons at the Advisor, as such term is defined in the Trust’s Code of Ethics and Advisor’s Code of Ethics:

Name	Position
1. Ed Shill	Principal and CIO
2. Dave Khalil	Principal and CCO
3. Jerry Furciniti	Principal and CTO
4. Cindy Andrews	COO
5. Kevin Gavagan	PM
6. Paul Roland	PM and Senior Fixed Income Advisor
7. Tim Maher	Client Strategist
8. Adam Covey	Senior Equity Analyst
9. Eric Alvito	Senior Fixed Income Portfolio Manager
10. Alex Bernier	Trader/Jr. Analyst
11. Jeff McCormack	PM and Senior Fixed Equity Advisor
12. Michael Kiviat	Fixed Income Analyst
13. Michael LaMarca	Trade Operations Associate
14. Linda Reagan	Client Services
15. Kelly Jermyn	Client Services
16. James Ross	Client Services
17. Mary Smith	Client Services
18. Chris Hoffarth	Retirement Plan Services Coordinator
19. Gregory Tedone	Retirement Plan Consultant
20. Tina Burmeister	Controller
21. Barbara Malta	Controller
22. Mark Rush	Director of IT and System Operations
23. Julie Bohrer	Compliance Administrator
24. Ed Foley	Administrative Assistant
25. Rebecca Sigl	Administrative Assistant
25. Riley Mahmood	Administrative Assistant/Receptionist

Exhibit 1

Code of Ethics
Acknowledgement and Agreement to Abide by
INITIAL NEW HIRE

This agreement is entered into by and between QCI Asset Management, Inc. and the employee whose name and signature is represented below.

By signing this agreement, the Employee acknowledges that:

1.  He or she has received a copy of the Company’s Code of Ethics (Code);

2.  He or she has read and understands the information contained in the Code; and

3.  He or she will abide by the Code and any subsequent amendments thereto.

4.  He or she understands that QCI’s compliance personnel provide training on the Code of Ethics annually to all covered personnel. However, each covered person is responsible for understanding and complying with the Code of Ethics of their own volition.

_________________________________
Emplyee - Please print

_________________________________	_________________________________
Signature	Date

Exhibit 2

Code of Ethics
Acknowledgement and Agreement to Abide by
ANNUAL ATTESTATION

This agreement is entered into by and between QCI Asset Management, Inc. and the employee whose name and signature is represented below.

By signing this agreement, the Employee acknowledges that:

1.  He or she has received a copy of the Company’s Code of Ethics (Code);

2.  He or she has read and understands the information contained in the Code; and

3.  Since the date of my last attestation, he or she has fully complied with all applicable requirements of the Code of Ethics in all respects.

4.  He or she will continue to abide by the Code and any subsequent amendments thereto.

5.  He or she understands that QCI’s compliance personnel provide training on the Code of Ethics annually to all covered personnel. However, each covered person is responsible for understanding and complying with the Code of Ethics of their own volition.

_________________________________
Emplyee - Please print

_________________________________	_________________________________
Signature	Date

Exhibit 3

Pre-Clearance of Gifts/Charitable Donations

The following form must be completed by you in order to request pre-clearance of receipt of a gift in excess of the de minimis amount of $250 under the Adviser’s Code of Ethics. This Form must be submitted to Adviser’s Chief Compliance Officer. You may not provide a gift or charitable donation over $1,000.00 until you receive approval from the Chief Compliance officer. If approved, the approval is good only for the specific occurrence that it was approved for.  Each subsequent request must be submitted separately and approved by the Chief Compliance Officer.

Gift Information:
Description of Gift/Donation Given: _________________________________________
___________________________________________________________________________________

Date: _______________________________________________________________________________

Name & Company of Giver or Recipient: ________________________________________________

Approximate Value: ___________________________________________________________________

Submitted by / on behalf of: __________________________

Date: _____________________________________________

Employee Signature: _________________________________

Printed Name: ______________________________________

Chief Compliance Officer

Approved: _____________________________________________

Denied: _______________________________________________

Date: _________________________________________________

Signature: _____________________________________________

Exhibit 4

Political Contribution Pre-Approval Form

QCI Asset Management, Inc.  has established written policies and procedures regarding political contributions. Importantly, in order to avoid any potential or real conflicts of interest and to adhere to applicable state and federal regulations, Cover Persons must obtain written pre-approval from the CCO prior to making any political contributions over the exemption limit outlined on the policy. Political contributions which require pre-approval include those contributions by a Covered Associate’s spouse and household members.

Section I – Instructions: Please complete the following:

Name of contributor*: ___________________________________________________________
Name of recipient or candidate: ____________________________________________________
Amount of contribution: _________________________________________________________
Date contribution is to be made: ___________________________________________________
 Or candidate is running for: ______________________________________________________
Please list all boards, or similar governing bodies, on which the recipient or candidate currently sits: __________________________________________________________________________
Is the contributor eligible to vote for recipient? (Please circle one) YesNo
Does the recipient have an existing or potential business relationship with (QCI Asset Management, Inc.) and/or the contributor? (Please circle one) Yes No
If, yes please describe the relationship: ____________________________________________________________________________________________________________________________________________________________

* If QCI Asset Management, Inc.  is the contributor, please specify and include name and title or officer reporting on behalf of the firm.

Section II – Certification of Contributor
By signing below, I certify to the following:

I.	This contribution is not being made to directly or indirectly obtain any type of business or favors for myself or QCI Asset Management, Inc.
II.	To the best of my knowledge, neither I nor QCI Asset Management, Inc. will benefit directly or indirectly from this contribution.
III.	I understand and abide by QCI Asset Management, Inc.’s Political Contribution Policy.
IV.	The above information is true and correct.

Signature: ____________________________________ Date: _____________________________
Name (Print): _________________________________ Title: _____________________________

For Compliance Use Only:
Permission from Compliance has been        Approved       Denied for this Covered person to make the contribution described above.
Compliance Approval/Denial by: ______________________________ Date: __________________________

Exhibit 5

Pre-Clearance of Outside Business Activity

All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person’s work commitment to QCI Asset Management, Inc.

Pre-Clearance of Outside Business Activity Involvement

The following is all outside business activities that I wish to be engaged in (including any publicly held companies on which I serve as a member of the board of directors. Indicate “N/A” or “None” if appropriate.

Name of Company	Nature of My Involvement

Submitted by / on behalf of:

Date: _________________________________________

Employee Signature: ____________________________

Printed Name: __________________________________

Chief Compliance Officer:

Approved: _____________________________________
Denied: _______________________________________
Date: _________________________________________
Signature: ____________________________

Exhibit 6